UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)	September 16, 2013

PHOTRONICS, INC.
(Exact name of registrant as specified in its charter)

Connecticut	000-15451	06-0854886
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

15 Secor Road, Brookfield, CT	06804
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(203) 775-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     Photronics, Inc. (the “Company”) has announced that Dr. Peter Kirlin, age 53, has become President of the Company. Dr. Kirlin has served as the Company’s Senior Vice President, US and Europe, since August 2008. Prior to joining the Company, Dr. Kirlin served as the Executive Chairman of Akrion, Inc. from January 2007 to July 2008, the Vice President of Business Development at Entegris, Inc. from May 2004 to September 2006 and was previously the Chairman and Chief Executive Officer of DuPont Photomasks, Inc.

     There are no arrangements or understandings between Dr. Kirlin and any other person pursuant to which Dr. Kirlin was appointed as an officer of the Company. There are no family relationships between Dr. Kirlin and any director or executive officer of the Company. Dr. Kirlin is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. At this time Dr. Kirlin will continue to receive an annual base salary of $320,000 and will continue to be eligible for a bonus under the Company’s 2011 Executive Incentive Compensation Plan, the target amount of which cannot exceed 65% of his base salary. The actual amount of the bonus would be determined based upon Company and individual performance. Dr. Kirlin is a participant in the 2007 Long Term Equity Incentive Plan pursuant to which he received awards on terms set forth in the Company’s standard form award agreements and will be eligible to receive future awards.

     Constantine S. Macricostas will continue as Chairman and Chief Executive Officer of the Company.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Press release dated September 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTRONICS, INC.
(Registrant)

DATE	September 16, 2013	BY	/s/ Richelle E. Burr
Richelle E. Burr
Vice President, General Counsel

INDEX TO EXHIBITS

Exhibit	Description
99.1	Press release dated September 16, 2013.